UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2025

PLUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Reed Road, Suite 160

Houston, Texas 77051

(Address of principal executive offices, with zip code)

(737) 255-7194

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into Material Definitive Agreement.

On June 17, 2025, Plus Therapeutics, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $50 million of the Company’s common stock, $0.001 par value per share.

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $50.0 million of the Company’s common stock (the “Commitment Amount”). Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the date that a registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which the Company initially filed on June 18, 2025 with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied.

Under the Purchase Agreement, so long as the closing sale price of the Company’s common stock is not below $0.10 on a particular business day, the Company may from time to time direct Lincoln Park to purchase up to 300,000 shares of common stock in a regular purchase (the “Regular Purchase”) on such business day (such share amount limitation, the “Regular Purchase Share Limit”), provided, however, that the Regular Purchase may be increased to up to 400,000 shares if the last closing sale price for the common stock at the time of the sale is not below $0.50 and up to a maximum amount of 500,000 shares of the Company’s common stock if the last closing sale price for the common stock at the time of sale is not below $0.75. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude the Company from requiring Lincoln Park to purchase shares of its common stock at an aggregate purchase price equal to or greater than $50,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $50,000.

The purchase price per share for each such Regular Purchase will be equal to 97% of the lower of:

•	the lowest sale price for the Company’s common stock on the purchase date for such shares of common stock; and

•

the arithmetic average of the three lowest closing sale prices for the Company’s common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares of the common stock.

In addition to Regular Purchases described above, the Company may also direct Lincoln Park, on any business day on which it has properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of its common stock that it is then permitted to include in a single Regular Purchase notice, to purchase an additional amount of its common stock (an “Accelerated Purchase”), not to exceed the lesser of:

•

30% of the aggregate number of shares of the Company’s common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the next business day following the purchase date for the corresponding Regular Purchase applicable (the “Accelerated Purchase Date”), the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed (such period of time, the “Accelerated Purchase Measurement Period”); and

•	300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to 96.5% of the lower of:

•	the volume weighted average price of the Company’s common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

•	the closing sale price of the Company’s common stock on the applicable Accelerated Purchase Date.

The Company may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares of its common stock to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, to purchase (an “Additional Accelerated Purchase”) an additional amount of its common stock of up to the lesser of:

•

30% of the aggregate number of shares of the Company’s common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase Date as determined in accordance with the Purchase Agreement (the “Additional Accelerated Purchase Measurement Period”); and

•

300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase Date on which an Additional Accelerated Purchase notice was properly received.

The Company may, in its sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date (the “Additional Accelerated Purchase Date”), provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares of the Company’s common stock to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 96.5% of the lower of:

•	the volume weighted average price of the Company’s common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase Date; and

•	the closing sale price of the Company’s common stock on the applicable Additional Accelerated Purchase Date.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The Company will need stockholder approval before issuing more than 10,194,593 shares (including any shares issuable to Lincoln Park under the Purchase Agreement in consideration for its commitment to purchase shares of the Company’s common stock, the “Exchange Cap”), which represents 19.99% of its outstanding shares immediately prior to the execution of the Purchase Agreement, unless (i) the Company obtains stockholder approval to issue shares of its common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of its common stock to Lincoln Park under the Purchase Agreement equals or exceeds $0.3576 per share (which represents the sum of (i) $0.3086, representing the lower of (A) the official closing price of the Company’s common stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (B) the average official closing price of its common stock on Nasdaq for the ten consecutive trading days immediately preceding the execution of the Purchase Agreement and (ii) $0.049) so that the Exchange Cap limitation would not apply to issuances and sales of common stock under the Purchase Agreement pursuant to the rules and regulations of Nasdaq.

As previously disclosed, on June 17, 2025, the Company entered into a letter agreement (the “Side Letter”) with certain holders of the Company’s warrants issued on March 4, 2025. Pursuant to the Side Letter, among other things, such holders agreed to return the shares and pre-funded warrants the Company issued to them on March 4, 2025 and the Company agreed to repay the holders holding such securities 115% of the value of such securities, using 90% of the proceeds from any capital raised by the Company subsequent to July 1, 2025 (the “Make-Whole Repayment”). The total amount of the repayment is approximately $17.3 million. The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to Lincoln Park. The Company expects that any proceeds received by the Company from such sales to Lincoln Park will be used for working capital and general corporate purposes and, if required, Make-Whole Repayment.

The Company has agreed with Lincoln Park that it will not enter into any “equity line of credit” or “at the market” transactions with any third party for a period defined in the Purchase Agreement. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares.

As consideration for Lincoln Park’s commitment to purchase shares of the Company’s common stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company agreed to pay Lincoln Park an initial commitment fee on a date selected by the Company between July 1, 2025 and August 8, 2025 at a value of $500,000 in cash, shares of common stock or any combination thereof. An additional commitment fee of $500,000 will be paid if and when the Company sells over $25.0 million of the Company’s common stock under the Purchase Agreement. The additional commitment fee may be paid in cash, common stock, or any combination of cash and common stock.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. During any “event of suspension” under the Purchase Agreement, Lincoln Park does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other purchase of shares by Lincoln Park, until such event of suspension is cured. In addition, in the event of bankruptcy proceedings by or against the Company, the Purchase Agreement will automatically terminate.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

In the Purchase Agreement, Lincoln Park represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)). The securities referred to in this current report on Form 8-K are being issued and sold by the Company to Lincoln Park in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement, dated June 18, 2025, by and between Plus Therapeutics, Inc. and Lincoln Park Capital Fund, LLC

10.2	Registration Rights Agreement, dated June 18, 2025, by and between Plus Therapeutics, Inc. and Lincoln Park Capital Fund, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2025

PLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, M.D.
Marc H. Hedrick, M.D.
President and Chief Executive Officer